Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark reports third quarter results

•	Revenue of $1.020 billion, up from $958 million in the prior year period
•	Net earnings in third quarter of $72.0 million, up 622 percent year on year
•	Net cash from operations for third quarter of $130 million, and year-to-date of $367 million

LEXINGTON, Ky., Oct. 26, 2010 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2010. Third quarter GAAP revenue of $1.020 billion increased from $958 million in the same quarter last year.

Earnings Per Share	3Q10	3Q09
GAAP	$ 0.90	$ 0.13
Restructuring-related adjustments Acquisition-related adjustments	0.08 0.11	0.52 0.00
Non-GAAP	$ 1.09	$ 0.65

Third quarter GAAP earnings per share were $0.90. Excluding $0.19 per share for restructuring-related and acquisition-related adjustments, earnings per share for the third quarter of 2010 would have been $1.09. Third quarter 2009 GAAP earnings per share were $0.13. Earnings per share for the third quarter of 2009 would have been $0.65 excluding $0.52 per share for restructuring-related adjustments.

“Lexmark’s third quarter earnings were better than expected with ongoing good revenue growth, strong earnings growth and strong cash flow,” said Paul Rooke, Lexmark president and chief executive officer.

“These results were driven by our improved product lines, continued growth in managed print services, and ongoing strong growth in workgroup lasers and higher end inkjet products,” added Rooke.

Third quarter Printing Solutions and Services Division (PSSD) revenue of $731 million grew 12 percent year to year, Imaging Solutions Division (ISD) revenue of $274 million declined 10 percent year to year, and all other GAAP revenue was $14 million, or $20 million excluding acquisition-related adjustments.

The company ended the quarter with $1.1 billion in cash and current marketable securities. Third quarter net cash provided by operating activities was $130 million. Capital expenditures for the quarter were $28 million. Depreciation and amortization in the quarter was $51 million.

In the third quarter of 2010:
•	Gross profit margin was 35.4 percent versus 32.7 percent in 2009.
•	Operating expense was $268 million compared to $289 million last year.
•	Operating expense to revenue ratio was 26.3 percent compared to 30.1 percent last year.

•
Operating income margin of 9.1 percent includes $19 million pretax for restructuring-related and acquisition-related adjustments. Operating income margin in 2009 of 2.5 percent included $51 million for pretax restructuring-related adjustments.

•	Net earnings for the quarter were $72.0 million, an increase of 622 percent compared to third quarter 2009 net earnings of $10 million.

On a non-GAAP basis, excluding restructuring-related and acquisition-related adjustments, in the third quarter of 2010:
•	Revenue would have been $1.025 billion, up 7 percent from last year.
•	Gross profit margin would have been 36.5 percent, up 2.6 percentage points from 33.9 percent in the same period last year.
•	Operating expense would have been $262 million, compared to $250 million last year.
•	Operating expense to revenue ratio would have been 25.6 percent, down 0.4 percentage points from 26 percent last year.
•	Operating income margin would have been 10.9 percent, an increase of 3.1 percentage points from 7.8 percent last year.
•	Net earnings would have been $87 million, an increase of 69 percent compared to $51 million in the third quarter of 2009.

New Smart Devices Strengthen Lexmark's Workgroup Color Lineup
Earlier this month, Lexmark announced a significant expansion of its workgroup color devices with the introduction of the new Lexmark X792 family of color laser multifunction products (MFPs), Lexmark C792 family of color laser printers and the Lexmark X925 and C925 Series of A3 (11-inch x 17-inch)/ledger color offerings. An intuitive color touch screen that enables customers to access and manage their documents faster and with greater flexibility highlights each device.

•
The Lexmark X792 family of color laser MFPs includes a 10.2-inch touch screen, the largest in its class1 and features the fastest print and copy speeds in its category.  This new family is available in six models that can be configured with additional input/output options and advanced finishing capabilities based on the needs of the workgroup. In fact, it is the only device in its class1 to offer hole punch finishing capability.

•
The Lexmark C792 family of color laser printers, includes the only A4 (8.5-inch x 11-inch) color laser printer in its class2 to feature a touch screen (4.3-inch). The new flash interface, similar to a smart phone, enables users to operate the printer with ease and confidence through an intuitive navigation and simple business workflow solutions. The Lexmark C792 family is available in four configurations.

•
The Lexmark X925de color MFP is equipped with a 10.2-inch touch screen and delivers high-performance printing, copying, scanning and faxing as well as time-saving software solutions all in a compact design.

•	Lexmark's C925de color printer is capable of handling banner-size media (11.7-inch x 48-inch) and is the only single-function A3 color printer in its class3 with a touch screen (4.3-inch).

Concurrently, the company also announced Markvision Enterprise, a new browser-based device management software solution that enables IT administrators to have better visibility into proactively managing their fleets of printing devices.

Lexmark’s Newest, Web-Connected All-In-One (AIO) Inkjet Printer
Recently, Lexmark introduced Lexmark Genesis, a unique device that extends the company’s line of inkjet AIOs by targeting professionals, small business and home office customers who are looking for innovative technology that is productive, while also being bold and stylish.

Through its built-in innovative Flash Scan camera technology, the Lexmark Genesis delivers blazing scanning speeds that enable the AIO to deliver an instant scan preview to the color  touch screen and to transfer a page from “document to digital” in as few as three seconds4.

The Web-connected device5 is equipped with sophisticated features and functionality, including the 4.3-inch capacitive color touch screen that is also available on Lexmark’s other award-winning AIOs, the Platinum, Pinnacle and Interact.

The Lexmark Genesis also features the company’s Vizix print technology, which uses separate ink cartridges to enable greater speed and produces high quality print output at an economical replacement cost for customers.

Yesterday, Lexmark announced the availability of its Software Developers Kit (SDK) platform, to enable third-party developers to help expand the company’s inkjet AIO base of applications, known as SmartSolutions. SmartSolutions expand traditional inkjet AIOs from a print, scan, copy and fax-based functionality – to a work station that is empowered with productivity enhancing, Web-connected software applications for small business and home office customers.

Looking Forward
In the fourth quarter of 2010, the company currently expects low single digit revenue growth, and GAAP earnings per share to be around $0.86 to $0.96, or $1.03 to $1.13 excluding $0.17 per share for restructuring-related and acquisition-related adjustments. GAAP earnings per share in the fourth quarter of 2009 were $0.76, or $1.16 excluding $0.40 per share for restructuring-related adjustments.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 16906162.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help them to be more productive. In 2009, Lexmark sold products in more than 170 countries and reported approximately $4.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued volatility of the global economy, fluctuations in foreign currency exchange rates; inability to be successful in the Company’s transition to higher-usage segments of the inkjet market; inability to realize all of the anticipated benefits of the Perceptive Software acquisition; market acceptance of new products and pricing programs; increased investment to support product development and marketing; failure to execute planned cost reduction measures; the financial failure or loss of business with a key customer or reseller, including loss of retail shelf placements; periodic variations affecting revenue and profitability; excessive inventory for the Company and/or its reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the Company’s customers, channel partners, and investment portfolio; aggressive pricing from competitors and resellers; the inability to meet customer product requirements on a cost competitive basis; possible changes in the size of expected restructuring costs, charges, and savings; entrance into the market of additional competitors focused on printing solutions; inability to perform under managed print services contracts; decreased supplies consumption; increased competition in the aftermarket supplies business; unforeseen cost impacts as a result of new legislation; changes in the Company’s tax provisions or tax liabilities; fees on the Company’s products or litigation costs required to protect the Company’s rights; inability to protect the Company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; reliance on international production facilities, manufacturing partners and certain key suppliers; changes in a country’s political conditions; conflicts among sales channels; the failure of information technology systems; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  Vizix is a trademark of Lexmark International, Inc.  All other trademarks are the property of their respective owners.

All prices, features, specifications and capabilities are subject to change without notice.

1 Class defined as A4 color laser MFPs with U.S. street prices between $3,000 to $5,000 that have a base model and print speeds between 30 to 50 pages per minute.

2 Class defined as A4 color laser printers with U.S. street prices between $1,199 to $2,499 that have a base model and print speeds between 30 to 50 pages per minute.

3 Class defined as color A3 single function laser and LED printers with U.S. street prices between $1,000 to $3,000.

4  Scanning a one page document or photo on USB-connected All-In-One Printer using a PC with the Lexmark Printer Home Interface’s PDF or Photo function. Actual scan time may vary based on factors such as PC performance and operating system, use of wireless connections and use of document edit/character recognition function.

5  Internet access, computer and router required. Does not have Internet browser capability. Not all displayed content can be printed.

For more information on Lexmark, see the "Lexmark" Facebook page and the "LexmarkNews" Twitter feed.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Revenue	$1,019.7	$958.0	$3,095.7	$2,806.7
Cost of revenue	658.5	645.1	1,969.7	1,879.6
Gross profit	361.2	312.9	1,126.0	927.1

Research and development	91.4	91.7	272.4	282.0
Selling, general and administrative	178.1	160.5	505.2	474.4
Restructuring and related charges (reversals)	(1.5)	36.7	3.0	44.4
Operating expense	268.0	288.9	780.6	800.8

Operating income	93.2	24.0	345.4	126.3

Interest (income) expense, net	6.5	4.8	18.9	14.9
Other (income) expense, net	(0.8)	4.3	0.3	4.2
Net impairment losses on securities	-	1.6	0.2	2.4

Earnings before income taxes	87.5	13.3	326.0	104.8

Provision for income taxes	15.5	3.3	73.6	18.6
Net earnings	$72.0	$10.0	$252.4	$86.2

Net earnings per share:
Basic	$0.92	$0.13	$3.21	$1.10
Diluted	$0.90	$0.13	$3.18	$1.10

Shares used in per share calculation:
Basic	78.6	78.3	78.6	78.2
Diluted	79.7	78.6	79.4	78.5

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30	December 31
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$522.4	$459.3
Marketable securities	597.0	673.2
Trade receivables, net	465.8	424.9
Inventories	391.9	357.3
Prepaid expenses and other current assets	263.6	226.0
Total current assets	2,240.7	2,140.7

Property, plant and equipment, net	896.5	914.9
Marketable Securities	17.3	22.0
Goodwill	180.8	23.7
Intangibles, net	161.6	19.8
Other assets	166.2	233.1
Total assets	$3,663.1	$3,354.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	547.1	510.1
Accrued liabilities	714.5	681.7
Total current liabilities	1,261.6	1,191.8

Long-term debt	649.1	648.9
Other liabilities	456.4	499.9
Total liabilities	2,367.1	2,340.6

Stockholders' equity:
Common stock and capital in excess of par	833.0	820.9
Retained earnings	1,092.2	839.8
Treasury stock, net	(404.5)	(404.5)
Accumulated other comprehensive loss	(224.7)	(242.6)
Total stockholders' equity	1,296.0	1,013.6
Total liabilities and stockholders' equity	$3,663.1	$3,354.2

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	3Q10	3Q09
GAAP	$72	$10
Restructuring-related charges & project costs	6	41
Acquisition-related adjustments	9	$-
Non-GAAP	$87	$51

	Nine months ended September 30
Net Earnings (In Millions)	2010	2009
GAAP	$252	$86
Restructuring-related charges & project costs	24	78
Acquisition-related adjustments	15	-
Non-GAAP	$291	$165

Earnings Per Share	3Q10	3Q09
GAAP	$0.90	$0.13
Restructuring-related charges & project costs	0.08	0.52
Acquisition-related adjustments	0.11	-
Non-GAAP	$1.09	$0.65

Earnings Per Share Guidance	4Q10	4Q09
GAAP	$0.86 - 0.96	$0.76
Restructuring-related charges & project costs	0.08	0.40
Acquisition-related adjustments	0.09	-
Non-GAAP	$1.03 - 1.13	$1.16

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions)	3Q10	3Q09
GAAP	$1,020	$958
Acquisition-related adjustments	5	-
Non-GAAP	$1,025	$958

Gross Profit (In Millions)	3Q10	3Q09
GAAP	$361	$313
Restructuring-related charges & project costs (1) (2)	4	12
Acquisition-related adjustments	9	-
Non-GAAP	$374	$324

Gross Profit Margin (%)	3Q10	3Q09
GAAP	35.4%	32.7%
Restructuring-related charges & project costs	0.4%	1.2%
Acquisition-related adjustments	0.9%	-
Non-GAAP	36.5%	33.9%

Operating Expense (In Millions)	3Q10	3Q09
GAAP	$268	$289
Restructuring-related charges & project costs (1) (2)	(4)	(39)
Acquisition-related adjustments	(2)	-
Non-GAAP	$262	$250

Operating Income (In Millions)	3Q10	3Q09
GAAP	$93	$24
Restructuring-related charges & project costs (1) (2)	8	51
Acquisition-related adjustments	11	-
Non-GAAP	$112	$75

Operating Income Margin (%)	3Q10	3Q09
GAAP	9.1%	2.5%
Restructuring-related charges & project costs	0.7%	5.3%
Acquisition-related adjustments	1.1%	-
Non-GAAP	10.9%	7.8%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)
Amounts for the three months ended September 30, 2010, include total restructuring-related charges and project costs of $7.7 million with $4.1 million and $5.1 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the ($1.5) million in Restructuring and related charges (reversals).

(2)
Amounts for the three months ended September 30, 2009, include total restructuring-related charges and project costs of $50.8 million with $11.5 million and $2.6 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $36.7 million in Restructuring and related charges (reversals).

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

	Nine months ended September 30
Revenue (In Millions)	2010	2009
GAAP	$3,096	$2,807
Acquisition-related adjustments	7	-
Non-GAAP	$3,103	$2,807

Gross Profit (In Millions)	2010	2009
GAAP	$1,126	$927
Restructuring-related charges & project costs (1) (2)	16	38
Acquisition-related adjustments	12	-
Non-GAAP	$1,154	$965

Gross Profit Margin (%)	2010	2009
GAAP	36.4%	33.0%
Restructuring-related charges & project costs	0.5%	1.4%
Acquisition-related adjustments	0.4%	0.0%
Non-GAAP	37.2%	34.4%

Operating Expense (In Millions)	2010	2009
GAAP	$781	$801
Restructuring-related charges & project costs (1) (2)	(15)	(57)
Acquisition-related adjustments	(8)	-
Non-GAAP	$758	$743

Operating Income (In Millions)	2010	2009
GAAP	$345	$126
Restructuring-related charges & project costs (1) (2)	31	95
Acquisition-related adjustments	20	-
Non-GAAP	$396	$222

Operating Income Margin (%)	2010	2009
GAAP	11.2%	4.5%
Restructuring-related charges & project costs	1.0%	3.4%
Acquisition-related adjustments	0.6%	0.0%
Non-GAAP	12.8%	7.9%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

(1)
Amounts for the nine months ended September 30, 2010, include total restructuring-related charges and project costs of $31.0 million with $15.8 million and $12.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $3.0 million in Restructuring and related charges (reversals).

(2)
Amounts for the nine months ended September 30, 2009, include total restructuring-related charges and project costs of $95.4 million with $38.0 million and $13.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $44.4 million in Restructuring and related charges (reversals).

Appendix 1

Note:
Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into two broad general categories that are described below:

1) Restructuring-related charges
In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period and the Company does not consider these items to be core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, employee termination benefits and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition-related adjustments
In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue
Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management adds back the amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been adjusted to fair value.   Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets
Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs
In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs may consist of information technology expenses, consulting costs and travel expenses. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance.

Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.